EXHIBIT 99.20

                            SECOND AMENDMENT TO
                            TALLEY SAVINGS PLUS


          Effective January 1, 1984, the predecessor to TALLEY MANUFACTURING AND TECHNOLOGY, INC. (the "Company") established TALLEY SAVINGS PLUS (the "Plan"). The Plan was thereafter amended and restated in its entirety on September 30, 1985. It was subse-quently amended on April 30, 1986 and July 7, 1986. The Plan was subsequently amended and restated in its entirety on February 27, 1987. It was thereafter amended several times. The Plan was most recently amended and restated on December 16, 1994 and thereafter amended on March 7, 1996. In connection with its consideration of the Company's application for a determination with respect to the Plan's continued qualification following its amendment and re-statement in the entirety, the Internal Revenue Service ("IRS") has requested an amendment to the Plan as a condition of issuing a favorable determination letter. By this instrument, the Company intends to amend the Plan to make certain of the changes requested by IRS.

          1. This Amendment shall amend only those Sections set forth herein and those Sections not amended hereby shall remain in full force and effect.

          2.   Section 2.1(q) is hereby amended to read as fol-

lows:
          (q) "Company Securities" - Common capital stock and Series B $1.00 Cumulative Convertible Preferred Stock of Talley Industries, Inc. (or any other corporation that is a member of a controlled group of corporations along with the Company, as defined in Section 409(l)(4) of the Code (a "related corporation") which is readily tradeable on an established securities market; provided that if at any time there is no common stock which meets the foregoing require-ments, "Company Securities" shall mean common stock of Talley Industries, Inc. or any related corporation having a combi-nation of voting power and dividend rights equal to or in excess of (i) that class of common stock of Talley Indus-tries, Inc. or any related corporation having the greatest voting power and (ii) that class of common stock of Talley Industries, Inc. or any related corporation having the greatest dividend rights.

          Non-callable preferred stock shall also constitute "Company Securities" if such stock is convertible at any time into stock which meets the foregoing requirements and if such conversion is at a conversion price which is reasonable as determined as of the date of the acquisition by the Plan. Preferred stock shall be treated as noncallable if there is a reasonable opportunity after the call for conversion. If the proceeds of a loan satisfying the requirements of ARTICLE NINE, which is subject to Section 133 of the Code, are used to purchase preferred stock, then the preferred stock pur-chased must have voting rights equivalent to the common stock into which it may be converted.

          3. The third paragraph of Section 4.1 is hereby amended to read as follows:

          In the event that the Administration Committee deter-mines, in its sole and absolute discretion, that the average rate of Payroll Deferral Contributions (as a percentage of compensation) made on behalf of Highly Compensated Employees, would cause discrimination under Section 401(k)(3)(A) of the Code and Treasury Regulations Sections 1.401(k)-1(b) and 1.401(m)-2, the Administration Committee shall direct the Trustee to refund the Payroll Deferral Contributions directed by Highly Compensated Employees, plus any earnings thereon, prior to the expiration of the two and one-half (2-1/2) month period beginning after the end of the Plan Year of deferral, until the Plan is no longer discriminatory under Section 401(k)(3)(A) and Treasury Regulations Sections 1.401(k)-1(b) and 1.401(m)-2. The Payroll Deferral Contributions and the earnings thereon of those Highly Compensated Employees having the highest rate of Payroll Deferral Contributions (as a percentage of compensation) within such group of Participants shall be refunded first until the Plan is no longer discrimi-natory under Section 401(k)(3)(A) and Treasury Regulations Sections 1.401(k)-1(b) and 1.401(m)-2. For purposes of this
     Section 4.1, "compensation" shall be determined in accordance with Section 414(s) of the Code. Any such refund shall be
     (a) reduced by any excess deferrals previously distributed to the Participant for the taxable year of the Participant ending with or within the Plan Year in accordance with Code
     Section 402(g), and (b) limited to the amount that, in the judgment of the Administration Committee, is expected to meet the requirements of Section 401(k)(3)(A) of the Code and Treasury Regulations Sections 1.401(k)-1(b) and 1.401(m)-2.

          4. The second paragraph of Section 6.3 is hereby amended to read as follows:

          The Thirty Thousand Dollar ($30,000.00) limitation referred to in the preceding paragraph (as adjusted from time to time in accordance with Section 415(c)(1)(A) of the Code) shall be adjusted in any "special permissible allocation year" (as defined in this Section 6.3) beginning on or before July 12, 1989, to be equal to the sum of the Thirty Thousand Dollar ($30,000.00) limitation (as adjusted in accordance with Section 415(c)(1)(A)) and the lesser of (a) Thirty Thousand Dollars ($30,000) (as adjusted in accordance with Section 415(c)(1)(A)), or (b) the value of Company Securities that are contributed or purchased with cash contributed to the Trust Fund. For purposes of the preceding sentence, Company Contributions that are used to pay the principal on a loan, the proceeds of which are used to purchase Company Securities, will be treated as a contribution of Company Securities for the Plan Year. In order to be considered for purposes of this Section 6.3, any Company Securities pur-chased with cash contributed by the Company must be allocable to accounts pursuant to Section 6.2 for the particular "special permissible allocation year" and such cash must be contributed within thirty (30) days following the period described in Section 5.2 for making Company Contributions. The securities must be purchased within sixty (60) days after the end of the period described in the preceding sentence. A "special permissible allocation year" shall be a Plan Year for which no more than one-third (1/3) of Company Contribu-tions is allocable to the Accounts of Participants who are Highly Compensated Employees. For any "special permissible allocation year" beginning after July 12, 1989, the limita-tion imposed by this Section 6.3 shall not apply to, and the Participant's Annual Additions shall be determined without regard to, any forfeitures of Company Securities which were acquired with the proceeds of an exempt loan and any Company Contributions and/or Company ESOP Contributions which are applied to pay interest on an exempt loan. For purposes of this Section 6.3, an "exempt loan" is a loan described in ARTICLE NINE which is incurred for purposes of acquiring Company Securities.

          5. Section 7.3 is hereby amended in its entirety to read as follows:

7.3. Determination of Vested Interest in the Event of
     Separation from Employment. In the event a Participant shall separate from Employment with the Company and such Partici-pant shall not be fully vested in the amounts credited to or allocable to his Company Contributions Account in accordance with Section 7.2, the vested interest of the Participant in such account shall be determined as of the Valuation Date preceding or coincident with the date on which his benefits are payable in accordance with this Section 7.3, in accor-dance with the following schedule:


          Years of                      Vested Percentage of
     Continuous Service            Company Contributions Account
     ------------------            ------------------------------

     Less than one                              0%
     One but less than two                     20%
     Two but less than three                   40%
     Three but less than four                  60%
     Four but less than five                   80%
     Five or more                             100%

    Any amounts credited to his Company Contributions Account in which the Participant is not vested shall be forfeited upon the earlier of (i) the date on which the Participant re-

    ceives a distribution of his Accounts pursuant to Sections
    10.6 and 10.7, and (ii) the last day of the Plan Year in which occurs the Participant's fifth (5th) consecutive Break in Continuous Service, provided that the Participant does not again become an Employee of the Company or an Affiliate prior to that date.

     Notwithstanding the foregoing, (a) any Company Securi-ties allocated to a Participant's accounts from the Loan
    Suspense Account in accordance with Treasury Regulation
    Section 54.4975-11(d)(2) may, to the extent required by Treasury Regulation Section 54.4975-11(d)(4), be forfeited only after other assets allocated to the Participant's account, if any, are forfeited, and (b) if the Plan holds more than one (1) class of Company Securities purchased with the proceeds of an exempt loan under ARTICLE NINE, stock from each such class of Company Securities shall be forfeit-ed in an amount which bears the same ratio to the total amount of Company Securities to be forfeited as the amount of each class of Company Securities purchased with the proceeds of an exempt loan under ARTICLE NINE and held in the Participant's Accounts bears to the total amount of Company Securities purchased with the proceeds of an exempt loan under ARTICLE NINE and held in the Participant's Ac-counts.

           6. Section 9.1 is hereby amended in its entirety to read as follows:

           9.1. Loan to Acquire Company Securities. The Adminis-tration Committee shall have the authority to direct the Trustee to borrow funds to purchase Company Securities. In the event that such funds are borrowed from, or the loan is guaranteed by, a "disqualified person," as defined in
    Section 4975(e)(2) of the Code, or a "party in interest," as defined in Section (3)(14) of the Act, such loan shall be made only in accordance with all of the provisions of this ARTICLE NINE. Any loan entered into by the Trustee in connection with the purchase of Company Securities shall be directed by the Administration Committee and shall be pri-marily for the benefit of Participants and their Beneficia-ries. The Trustee and the Administration Committee shall not obligate the Plan to acquire Company Securities from any person upon the occurrence of a future event except as may otherwise be permitted under Section 10.8. The proceeds of any loan shall be used within a reasonable time after re-ceipt only for all or any of the following purposes:

          (a)  To acquire Company Securities;

          (b)  To repay the loan entered into in con-
     nection with the purchase of Company Securities as provided in (a) above; or

          (c)  To repay a prior loan entered into in
     connection with the purchase of other Company
     Securities.

    The provisions of this ARTICLE NINE are intended to be in compliance with Section 4975(d)(3) of the Code and the applicable regulations thereunder and Section 408(b)(3) of the Act and the applicable regulations thereunder. This ARTICLE NINE is to be construed in a manner consistent with such intention.


           7. Section 9.2 is hereby amended in its entirety to read as follows:

           9.2 Terms of Loans to Acquire Company Securities. Any loan transaction entered into by the Trustee at the direc-tion of the Administration Committee in order to purchase Company Securities must, at the time the loan is made, be at least as favorable to the Plan as the terms of a comparable loan resulting from an arms-length negotiation between inde-pendent parties. The interest rate of any such loan must not be in excess of a reasonable rate of interest consider-ing the amount and duration of the loan, the security and any guaranty involved, the credit standing of the Plan, and/or the guarantor, if any, and the interest rate prevail-ing for comparable loans. The term of the loan shall be for a fixed period and the loan shall not be payable on demand except in the event of a default under the terms of the loan. Any loan transaction entered into by the Trustee in connection with this ARTICLE NINE shall provide that the lender shall be without recourse against the assets of the Trust Fund, except that the lender may have recourse against Company Securities acquired with the proceeds of the loan and Company Securities used as collateral on a prior loan repaid with the proceeds of the current loan given as collateral and other assets of the Trust Fund that consist of Company Contributions and Company ESOP Contributions that are made under the Plan in order to enable the Trustee to meet its obligations under the loan, and earnings attribu-table to the Company Securities given as collateral. Pay-ments on a loan during a Plan Year shall not exceed an amount equal to the sum of Company Contributions and Company ESOP contributions made by the Company in order to enable the Trustee to meet its obligation under the loan, together with earnings thereon, received during or prior to the Plan Year, less payments on the loan in prior Plan Years. Any such Company Contributions, Company ESOP Contributions and the earnings on such contributions and Company Securities given as collateral shall be accounted for separately in the books of account of the Plan by crediting such contributions and the earnings thereon to the Loan Suspense Account, rather than to the Company Contributions Accounts of Participants. Any such loan shall also provide that in the event of default, the value of Plan assets transferred in satisfaction of the loan shall not exceed the amount of default. The loan shall provide for a transfer of Plan assets upon default only upon and to the extent of the failure of the Plan to meet the payment schedule of the loan. Any loan entered into in connection with this ARTICLE NINE shall be for a specific term, and may not be payable at the demand of any person, except in the case of default.

          8. A new Section 9.4 is hereby added to the Plan which shall read as follows:
          9.4 Nonterminable Protections and Rights. Except as provided in Section 10.8, or as otherwise required by ap-plicable law, no Company Securities acquired with the pro-ceeds of an exempt loan may be subject to put, call or option, or buy-sell or similar arrangements, while held by and when distributed from the Plan, whether or not the Plan is then an "employee stock ownership plan" as defined in
    Section 4975(e)(7) of the Code. Furthermore, the protections and rights specified in this Section 9.4 and in
    Section 10.8 shall be nonterminable, except to the extent otherwise provided by law. The protections and rights accorded by Section 10.8 to Participants and Beneficiaries or other persons (including the Participant's estate or its distributees) to whom Company Securities passes by way of gift from the Participant or by reason of the Participant's death shall never terminate, even if all loans satisfying the requirements of ARTICLE NINE have been repaid or the Plan ceases to be an "employee stock ownership plan" as defined in Section 4975(e)(7) of the Code. The fact that a put option is not exercisable pursuant to the provisions of
    Section 10.8, however, shall not violate the requirements of this Section 9.4.

           9. Section 10.8 is hereby amended in its entirety to read as follows:
           10.8. Put Option. Company Securities acquired with the proceeds of a loan entered into pursuant to ARTICLE NINE prior to December 31, 1986, and all Company Securities acquired after December 31, 1986, shall be subject to a put option as provided in this Section 10.8 if the Company Securities are not publicly traded when the Company Securi-ties are distributed, or if the Company Securities are subject to a "trading limitation" when distributed. For purposes of this Section 10.8, a "trading limitation" is a restriction under any Federal or state securities law or any regulation thereunder affecting the security that would make the Company Securities not as freely tradeable as Company Securities not subject to the restriction. The put option granted pursuant to this Section 10.8 may be exercisable by the Participant, a donee of the Participant, a Beneficiary receiving the Company Securities, or by any other person (including the Participant's estate or its distributees) to whom the Company Securities pass by reason of the Partici-pant's death. In the event that Company Securities are subject to the put option granted by this Section 10.8, the holder of the option may "put" the securities to the Company, by notifying the Company in writing that he is exercising the put option granted by this Section 10.8. The price at which the option is exercisable shall be the fair market value of the Company Securities as of the most recent Valuation Date under the Plan; provided, however, if the holder of the put option is a "disqualified person" as defined in Section 4975(e)(2) of the Code, the fair market value shall be determined as of the date of exercise. For purposes of this Section 10.8, the fair market value of Com-pany Securities shall be determined by an "independent ap-praiser" satisfying the requirements of Section 401(a)(28) of the Code.

         The put option granted pursuant to this Section 10.8 shall extend to the Company and shall not extend to the Plan. However, the Administration Committee shall have the option to assume for the Plan the rights and obligation so the Company at the time that the put option is exercised, if it so desires. If the Plan assumes the put, the put against the Company shall be extinguished. The put option shall be exercisable for a sixty (60) day period, beginning on the date the security subject to the put option is distributed (the "first put option period"), and for an additional sixty
    (60) day period in the next following Plan Year (the "second put option period") if the put is not exercised during the first put option period. The second put option period shall begin on the first day of the Plan Year beginning after the Plan Year in which the securities are distributed unless regulations issued by the United States Treasury Department provide otherwise, in which case the second put option period shall begin and end on the dates specified in said regulations. If a Participant receives Company Securities which are publicly traded without restriction when distributed from the Trust Fund but which cease to be so traded before the expiration of the former Participant's second put option period, the put option provisions of this
    Section 10.8 may be exercised by that former Participant during the balance (if any) of the first and/or second put option periods. The Company will notify each such former Participant of the applicability of this Section 10.8 in writing on or before the tenth (10th) day after the day on which the Company Securities previously distributed cease to be so publicly traded. The number of days between such tenth (10th) day and the date on which notice is actually given, if later than the tenth (10th) day, shall be added to the duration of the put option, but only if the notice is given, or required to be given, during a put option period. Any such notice shall inform distributees of the terms of the put option that they are to hold. The period during which a put option pursuant to this Section 10.8 shall be exercisable shall not include any time in which a distributee is unable to exercise the put option because the Company or other party bound by the put option is prohibited from honoring it by applicable state or Federal law. Pay-ment under a put option pursuant to this Section 10.8 may not be restricted by the provisions of a loan agreement.

     If the Participant received a lump sum distribution of his vested interest in his Accounts, deferred payments under the exercised put option are permissible if payments will commence no later than thirty (30) days after the exercise of the put option, be made in substantially equal install-ments made at least annually over a period of not more than five (5) years, adequate security is provided and the unpaid installments bear a reasonable rate of interest. If the

    Participant is receiving installment payments of his vested interest in the Plan, payment under an exercised put option shall be made no later than thirty (30) days after the date the put option is exercised. Payment of the put option de-scribed in this Section 10.8 shall not be restricted by the provisions of a loan or any other arrangement, including the terms of the Company's or Affiliates' charter or articles of incorporation, unless so required by applicable state law.

         10. This Amendment shall be effective as of January 1, 1989.


         Except as amended hereby, the Company ratifies and con-firms the Plan as adopted on December 16, 1994 and as thereafter amended.



                  December 17
         Dated:  ____________________, 1996.



                         TALLEY MANUFACTURING AND
                           TECHNOLOGY, INC.


                                Mark S. Dickerson
                         By ----------------------------------

                                Vice President
                           Its--------------------------------